Exhibit 10.15

FORM OF U.S. EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of [•], 2015, by and between Bats Global Markets, Inc., a Delaware corporation (the “Company” and together with its subsidiaries and affiliates, “Bats”) and [•] (the “Executive”) (each of the Company and the Executive, a “Party” and collectively, the “Parties”).  This Agreement shall become effective on [•] (the “Effective Date”).

WITNESSETH

WHEREAS, following the Effective Date the Company wishes to provide for the continued service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.                                      Definitions.

For the purposes of this Agreement, the following terms shall be defined as set forth below:

(a)                                 “Board” means the Company’s board of directors.

(b)                                 “Cause” means the occurrence of any of the following during the Executive’s employment: (i) the deliberate or intentional failure by the Executive to perform the Executive’s material duties, including the Executive’s intentional refusal to act upon a reasonable instruction of the Board, (ii) the Executive’s intentional act of fraud, embezzlement, or theft or other material act of dishonesty; (iii) the Executive’s purposeful and intentional wrongful damage to material assets of the Company; (iv) being indicted for or formally charged with, or convicted of, including any plea of nolo contendere or guilty, or a confession by the Executive to a felony, an act of fraud, misappropriation or embezzlement, a misdemeanor involving moral turpitude, or any violation that would be a disqualification under Article III, Section 4 of the By-Laws of the Financial Industry Regulatory Authority (“FINRA”) (or of any successor provision); (v) the Executive’s purposeful and intentional wrongful disclosure of confidential information of the Company; (vi) breach of the Executive’s duty of loyalty; (vii) the intentional breach of any material employment policy of the Company; (viii) the Executive’s failure to maintain any material registration, license or other authorization required to perform the Executive’s duties hereunder; or (ix) the Executive’s violation of any material securities-related law, rule, or regulation of any governmental authority, securities exchange or association or other regulatory or self-regulatory body.  For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful”, “purposeful” or “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.  Notwithstanding the foregoing, the occurrence of any event or omission described in (i) or (viii) above shall not constitute Cause unless the Executive has first received written notice containing a detailed description of such occurrence and a period of ten (10) days from such notice to cure such event.  Upon the Executive’s cure of such event during the Cause cure period, Cause shall be deemed not to have occurred.

(c)                                  “Change in Control” means, following the Effective Date, (i) at any time during a period of twelve (12) consecutive months, new individuals become Board members such that following such addition, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, however, that notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulations 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board; and provided, further that for purposes of determining the size of the Existing Board, it shall be reduced by any unreplaced vacancies (e.g., assuming that at the beginning of the twelve (12) month period the Board is comprised of 9 directors, if at the end of such period, three (3) new individuals, whose election or nomination was not approved a majority of directors, are added to the Board and the Board has three (3) vacancies, because three (3) directors remain on the Board who were either directors at the beginning of the period or whose election or nomination for election was supported by a majority of directors, a Change in Control will not have been triggered because the three (3) continuing directors constitute a majority of the Board when taking into account the vacancies); (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger or consolidation of the Company with any other corporation or entity (other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; (B) a transaction the principal purpose of which is to change the state of the Company’s incorporation; or (C) a merger of the Company into any of its wholly owned subsidiaries); or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 20% of the combined voting power entitled to vote in the election of directors, provided that, to the extent required to avoid a violation of Section 409A of the Code, a transaction shall not be considered a Change in Control unless it constitutes a “change in control event” for purposes of Treasury Regulation §1.409A-3(i)(5).

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Confidential Information” includes all non-public information about Bats, and its respective shareholders, investors, partners, investments, suppliers, clients, customers or other third parties that is not publicly disclosed by Bats and that was learned or acquired by the Executive in the course of the Executive’s employment with the Company, including, without limitation, proprietary knowledge, trade secrets, inventions, ideas, processes, source and object codes, computer programs, data, know-how, improvements, discoveries, designs, techniques, market and investment research, business plans, budgets and unpublished financial information, licenses, prices and costs, data, formulae, information and suppliers, client and customer lists, information regarding Bats employees, planned or proposed transactions or documents or records (including electronic records) containing such Confidential Information.

(f)                                   “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

(g)                                  “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any interest or penalties that are incurred by the Executive with respect to such excise tax.

(h)                                 “Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent (which consent may be denied, withheld or delayed for any reason) and other than in connection with the Executive’s termination for Cause: (i) a material reduction in the Executive’s authority, responsibility or duties; (ii) a material reduction in the Executive’s base salary or target annual performance bonus, including both cash and equity as described in paragraph 5(b) of this Agreement; or (iii) a requirement by the Company that the Executive be based more than fifty (50) miles from the Executive’s current office location as of the Effective Date (or from such other office to which the Executive later agrees to move).  Notwithstanding the foregoing, the occurrence of any event described in (i), (ii) or (iii) above shall not constitute Good Reason unless the Company has first received written notice containing a detailed description of such occurrence within sixty (60) days of the event’s occurrence and a period of thirty (30) days from such notice to cure such event and further provided that the Executive terminates employment within 120 days following the end of the cure period.  Upon the Company’s cure of such event during the Good Reason cure period, Good Reason shall be deemed not to have occurred.

(i)                                     “Net After-Tax Benefit” means the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Total Payments net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies as likely to apply to the Executive in the relevant tax year(s).

(j)                                    “Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Parachute Tax will apply to such Change in Control Benefit.

(k)                                 “Pro Rata Bonus” means a cash amount equal to (i) for purposes of paragraphs 6, 7 and 8, the bonus the Executive will have received for the year of termination based on performance for such year and (ii) for purposes of paragraph 9, the target annual performance bonus set forth in paragraph 5(b) of this Agreement, in the case of either (i) or (ii), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year through the date of termination and the denominator of which is equal to 365.

(l)                                     “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations

(m)                             “Severance Payments” means separation payments and benefits that are made in connection with a termination of employment as are set forth in paragraphs 7, 8, 9 and 10 of this Agreement, other than the Accrued Obligations (as defined in paragraph 7(a)).

(n)                                 “Target Bonus” means the target annual performance bonus set forth in paragraph 5(b) of this Agreement, plus for purposes of paragraphs 8(a) and 9(a)(i), 15% of the Executive’s annual Base Salary in effect on the date of termination of employment, which is an approximation of the bonus payments to which the Executive would have otherwise been entitled under the Company’s Milestone Bonus Plan.  Notwithstanding the foregoing, to the extent that the Company is subject to Section 162(m) of the Code and the reliance period thereunder is no longer in effect, then the Target Bonus shall mean the actual annual incentive, inclusive of any performance based adjustments, payable to the Executive that satisfies the requirements for “performance-based compensation” under Section 162(m) of the Code to the extent necessary to comply with Section 162(m) of the Code.

2.                                      Employment; Prior Agreements.

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period set forth in paragraph 3, in the position(s) and with the duties and responsibilities set forth in paragraph 4, and upon the other terms and conditions set out in this Agreement.  This Agreement, as of the Effective Date, supersedes all prior agreements and understandings (whether written or oral) between the Executive and Bats with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede the personnel policies applicable to the Executive or acknowledgements executed by the Executive during the course of the Executive’s employment with Bats.

3.                                      Term.

The term of the Agreement shall commence on the Effective Date and extend until the end of the date immediately preceding the third anniversary of the Effective Date unless further extended or sooner terminated as provided in this Agreement (the “Employment Term”).  Commencing on the third anniversary of the Effective Date, and on the first day of each one-year anniversary thereafter, the Employment Term shall automatically be extended for one additional year unless either Party shall have given notice to the other Party, at least 90 days prior to such anniversary, that it does not wish to extend the Employment Term.  References herein to the Employment Term shall refer to both the initial three-year term and any extended term hereunder.  Notwithstanding the foregoing, the Employment Term shall end on the date of termination of employment.  Notwithstanding the foregoing, the provisions of paragraph 9 shall survive the expiration of the Employment Term as set forth in paragraph 9.

4.                                      Position and Duties.

(a)                                 Position.  During the Employment Term, the Executive shall serve as the [•] at the Company, and/or its subsidiaries, as the Board may determine from time to time.  The Executive agrees to perform such services commensurate with the Executive’s position, including, but not limited to, duties that are assigned to the Executive from time to time, and to serve the Company conscientiously and to the best of the Executive’s ability.  The Executive further agrees to promote the interests and reputation of the Company and to devote all of the Executive’s business time and energies to the business and affairs of the Company, in accordance with the lawful directions and orders of the Board.

(b)                                 No Other Employment.  While the Company employs the Executive, the Executive agrees that the Executive will not, without the CEO’s or Board’s prior written consent, directly or indirectly provide services, for which the Executive receives compensation, to any other person, entity or organization, nor will the Executive otherwise engage in activities that would conflict or interfere with the Executive’s faithful performance of the Executive’s duties and undivided loyalty as an employee of the Company.  The Executive may manage the Executive’s personal investments, as long as the management takes only minimal amounts of time, and the Executive may serve on one or more boards of directors of unrelated companies, with the board positions (other than the boards of civic, educational, religious, or charitable organizations) subject to the advance written consent of the CEO or Board, provided that the activities permitted by this sentence do not conflict with the provisions of this Agreement (including, without limitation, paragraphs 4(a), 4(b), 4(c), 12 and 13 of this Agreement), and are otherwise consistent with the policies and practices of the Company.

(c)                                  No Conflicts of Interest.  The Executive represents to the Company that the Executive is not subject to any agreement, commitment, or policy of any third party that would prevent the Executive from entering into or performing the Executive’s duties under this Agreement, and the Executive agrees that the Executive will not enter into any agreement or commitment or agree to be subject to any policy that would prevent or hinder the Executive’s performance of duties and obligations under this Agreement, either during or after employment.  The Executive confirms that the Executive has fully disclosed to the Company to the best of the Executive’s knowledge, all circumstances under which the Executive, the Executive’s spouse, the Executive’s immediate family as defined in Section 16(a)-1(a)(2)(2) of the Exchange Act, and other persons who reside in the Executive’s household have or may have a conflict of interest with the Company and/or its affiliates.   The Executive further agrees to fully disclose to the Company any such circumstances that might arise during the Executive’s employment upon the Executive becoming aware of such circumstances.

5.                                      Compensation and Related Matters.

(a)                                 Base Salary.  During the Employment Term, as compensation for the services rendered by the Executive hereunder, the Company shall pay to the Executive an annual base salary at a rate of $[•] per annum, payable in accordance with the Company’s payroll practices, as determined by the Company, for senior executives.  The annual base salary as in effect from time to time hereunder is hereinafter referred to as the “Base Salary.”

(b)                                 Cash and Stock Bonus.  The Executive will have the opportunity to earn an annual performance bonus, payable as a combination of compensatory equity awards and cash, based on the achievement of Company goals and individual performance, as determined by the Compensation Committee of the Board each year in its sole discretion.  The target amount of the combined bonus value shall equal [•]% of the Executive’s Base Salary and may be adjusted annually by the Compensation Committee of the Board; provided that all terms of the annual performance bonus shall be determined consistent with the Company’s applicable bonus programs and subject to requisite approval.  Bonus payments, to the extent payable and due, will be made in accordance with normal Company payroll practices but not later than March 15 of the year following the year with respect to which the bonus is earned.

(c)                                  Other Employment Benefits.  During the Employment Term, the Executive will be entitled to: (i) participate in all employee benefit plans, programs and arrangements of the Company, as now or hereinafter in effect, that are made available to the Company’s senior executives generally, including the Company’s Milestone Bonus Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements; and (ii) the perquisites and other fringe benefits that are made available to the Company’s senior executives generally, subject to any applicable terms, conditions and overall administration of any such perquisites and fringe benefits.

(d)                                 Expenses.  The Executive will be entitled to receive reimbursement from the Company of all expenses that are reasonably and necessarily incurred by the Executive in the performance of the Executive’s duties hereunder, consistent with and subject to the Executive’s compliance with the Company’s policies or practices for reimbursement of expenses.

(e)                                  Taxation of Payments and Benefits.  The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.

6.                                      Termination.

(a)                                 Termination Date.  The Executive’s employment will terminate upon the occurrence of any of the following events:

(i)                                     The death of the Executive;

(ii)                                  The Executive’s Disability;

(iii)                               The termination of the Executive’s employment by the Company without Cause;

(iv)                              The termination of the Executive’s employment by the Company for Cause;

(v)                                 The Executive’s resignation from employment with Good Reason;

(vi)                              The Executive’s resignation from employment without Good Reason; or

(vii)                           Nonextension of the Employment Term.

(b)                                 Nonextension of Employment Term.  If either Party notifies the other Party pursuant to paragraph 3 that the Employment Term shall not be extended, the Executive shall be entitled solely to the Accrued Obligations upon completion of the then ongoing Employment Term at its regularly scheduled end date, plus the Executive’s Pro Rata Bonus, to be paid in a cash lump sum on the date on which annual bonuses are paid pursuant to the Company’s normal payroll practices (but not in any event later than March 15 of the year following the year which includes the regularly scheduled end date of the Employment Term).  For the avoidance of doubt, if following provision of notice of nonextension but prior to the regularly scheduled end date, the Employment Term is terminated as a result of the events set forth in paragraph 6(a)(i), 6(a)(ii), 6(a)(iii), 6(a)(iv) or 6(a)(v), the Executive shall be entitled to the payments and benefits set forth in paragraphs 7(c), 8, 9 and 10, as applicable.

(c)                                  Further Effect of Termination on Board and Officer Positions.  If the Executive’s employment ends for any reason, the Executive agrees that the Executive will cease immediately to hold any and all manager, director, officer, or employee positions the Executive then has with Bats, absent a contrary direction from the Board or its delegee.  The Executive hereby irrevocably appoints the Company to be the Executive’s attorney to execute any documents and do anything in the Executive’s name to effect the Executive’s ceasing to serve as a manager, director, officer or employee of Bats should the Executive fail to resign or to execute any necessary paperwork following a request from the Company to do so.

7.                                      Benefits Upon Termination of Employment.

(a)                                 Accrued Obligations.  If the Executive’s employment ends for any reason, the Company will pay to the Executive (or to the Executive’s authorized representative or estate) (i) the Executive’s earned but unpaid Base Salary through the date of termination of employment, (ii) any accrued but unpaid vacation, as calculated pursuant to the Company’s policies and (iii) any unreimbursed expenses to which the Executive is entitled pursuant to paragraph 5(d) above (collectively, the “Accrued Obligations”), with such Accrued Obligations payable on or before the time required by law but in no event more than thirty days after the Executive’s date of termination.  The Executive is also entitled to all other amounts or benefits required to be paid or provided under the terms of the Company’s retirement and welfare benefit plans, in accordance with the terms of such plans.

(b)                                 Termination by the Company without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason, in addition to the Accrued Obligations, the Executive shall be entitled to the benefits set forth in either paragraph 8 or 9, as applicable.

(c)                                  Termination by the Executive without Good Reason.  If the Executive terminates employment without Good Reason, in addition to the Accrued Obligations, the Executive shall be entitled to the benefits set forth in paragraph 10.

(d)                                 Death or Disability.                                        In the event the Executive’s employment hereunder is terminated by reason of death or Disability, in addition to the Accrued Obligations, the Executive (or the Executive’s estate, as applicable) shall receive (i) the Executive’s Pro Rata Bonus, to be paid in a cash lump sum on the date on which annual bonuses are paid pursuant to the Company’s normal payroll practices (but not in any event later than March 15 of the year following the year which includes the date of termination) and (ii) accelerated vesting of all outstanding Company equity awards held by the Executive as of the date of termination of employment by reason of death or Disability.

8.                                      Benefits Upon A Termination Unrelated To A Change In Control.

If, other than under the circumstances set forth in paragraph 9, (i) the Executive’s employment is involuntarily terminated by the Company without Cause, or (ii) the Executive terminates employment with the Company for Good Reason, the Company shall pay or otherwise provide to the Executive, in addition to the Accrued Obligations:

(a)                                 (i) An amount equal to 100% of the Executive’s annual Base Salary in effect on the date of termination of employment, which amount shall be paid in 12 equal monthly installments; and (ii) an amount equal to 100% of the Executive’s Target Bonus, which amount shall be paid in a lump sum on the first anniversary of the date of termination of the Executive’s employment with the Company;

(b)                                 Provided that the Executive timely elects the continuation of coverage which the Executive and the Executive’s covered spouse and dependents would be entitled to receive on account of said termination under applicable federal and state law (“COBRA Coverage”), an amount equal to, on an after-tax basis, the Company’s good faith determination of the costs of the COBRA premiums for the 12 months immediately following Executive’s termination of employment (the “COBRA Coverage Cash Benefit Payment”), payable in 12 equal monthly installments.  Notwithstanding the foregoing, the COBRA Coverage Cash Benefit Payment will be provided to the Executive and the Executive’s covered spouse and dependents only to the extent that it is permitted by applicable law and does not cause the Company to incur adverse tax or similar consequences; and

(c)                                  The Executive’s Pro Rata Bonus, to be paid in a cash lump sum on the date on which annual bonuses are paid pursuant to the Company’s normal payroll practices (but not in any event later than March 15 of the year following the year which includes the date of termination.

9.                                      Benefits Upon A Termination Related To A Change In Control.

(a)                                 If, during the twenty-four (24)-month period occurring immediately after a Change in Control, (i) the Executive’s employment is involuntarily terminated by the Company for any reason other than Cause, or (ii) the Executive terminates employment with the Company for Good Reason, the Company shall pay or otherwise provide to the Executive, in addition to the Accrued Obligations:

(i)                                     (A) An amount equal to 200% of the Executive’s annual Base Salary in effect on the date of termination of employment and (B) an amount equal to 200% of the Executive’s Target Bonus, which amounts in (A) and (B) shall be payable in a lump sum on the next payroll date following the effective date of the Release as set forth in paragraph 11(b) (but not in any event later than March 15 of the year following the year which includes the date of termination);

(ii)                                  Continued healthcare coverage on the same terms as under paragraph 8(b) above, except payable in a lump sum on the next payroll date following the effective date of the Release as set forth in paragraph 11(b) (but not in any event later than March 15 of the year following the year which includes the date of termination);

(iii)                               The Executive’s Pro Rata Bonus payable in a lump sum on the next payroll date following the effective date of the Release as set forth in paragraph 11(b) (but not in any event later than March 15 of the year following the year which includes the date of termination); and

(iv)                              Accelerated vesting of all outstanding Company equity awards held by the Executive as of the date of termination of employment.

For the avoidance of doubt, the Executive’s right to benefits upon a qualifying termination related to a Change in Control as set forth in this paragraph 9(a) shall survive the expiration of the Employment Term if a Change in Control occurs during the term of the Agreement.

10.                               Benefits Upon A Termination by the Executive Without Good Reason

If the Executive terminates employment with the Company without Good Reason and provided that the Executive remains in compliance with paragraph 13 of this Agreement following the Executive’s termination of employment, the Company shall pay or otherwise provide to the Executive, in addition to the Accrued Obligations, an amount equal to 100% of the Executive’s annual Base Salary in effect on the date of termination of employment, which amount shall be paid in 12 equal monthly installments; provided, further, however, that the Company may, in its sole discretion and at any time, choose not to commence and/or on at least ninety (90) days written notice choose to cease the payment of installments pursuant to this paragraph 10, in which case the Executive shall no longer be subject to the obligations set forth in paragraph 13 of this Agreement.

11.                               General Terms Related To Payments And Benefits.

(a)                                 If the Executive’s employment is involuntarily terminated by the Company for Cause, or the Executive voluntarily terminates employment without Good Reason, no Severance Payments shall be due or owing by the Company hereunder.

(b)                                 No Severance Payments shall be made hereunder unless, within sixty (60) days following the date of termination or such shorter period as required by the Company, the Executive has executed a written release agreement in the form attached hereto as Exhibit A (the “Release”) and it has become irrevocable; provided that the Company shall provide the Release to the Executive on or no later than five (5) days following the Executive’s termination of employment.  Furthermore, the Company’s obligation to commence or continue the Severance Payments is subject to the Executive’s compliance with paragraphs 13 and 14 of this Agreement.

(c)                                  The parties intend that payments and benefits under this Agreement comply with Section 409A of the Code, and this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which constitute “nonqualified deferred compensation” subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each installment amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, and the first installment will be paid on the date that is sixty (60) days following the date of the Executive’s “separation from service” from the Company or, if later, such time as required by Section 409A of the Code.  In the event the Executive’s termination of employment occurs at a time during the calendar year where it would be possible for a severance payment to be paid in either of two calendar years, depending on when the Release is signed and becomes effective, then to be extent required to avoid being subject to Section 409A of the Code, any such severance payments will not be paid until the calendar year following the calendar year in which such termination of employment occurs.  Any payments described in this Agreement that are due within the “short term deferral period” or which qualify under the “separation pay exception” under Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything contained herein to the contrary, only to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  The Company makes no representation that any payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  With respect to any reimbursement or in-kind benefit plans, policies or arrangements that constitute deferred compensation for purposes of Section 409A of the Code, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such plan, policy or arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such plan, policy or arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 In the event any separation payment remains due or owed to the Executive under this Agreement as of the date of the Executive’s death, such separation payment shall be paid to the Executive’s estate.  Further, except as otherwise required by law, any separation benefit due or owed to the Executive under this Agreement shall cease upon the date of the Executive’s death; provided that any death benefit due or owed to the Executive’s designated beneficiary(ies) under this Agreement as of the date of the Executive’s death shall be governed by the respective death benefit plan, program, or policy pursuant to which it is accrued and/or provided.

(e)                                  Any Company-paid COBRA Coverage provided pursuant to this Agreement shall count towards the applicable COBRA coverage period otherwise available to the Executive and the Executive’s covered spouse and dependents and shall be subject to the requirements, conditions, and limitations of COBRA and of the Company’s healthcare plan, as may be amended from time to time.

12.                               Limitation On Payments.

(a)                                 If the aggregate of all amounts and benefits due to the Executive, under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates (or any payments, benefits or entitlements by or on behalf of any person or entity that effectuates a related transaction) in connection with a change in ownership or control (as such terms are defined in Section 280G of the Code) or the termination of the Executive’s employment (collectively, “Total Benefits”), would cause the Executive to have “parachute payments” as such term is defined in and under Section 280G of the Code, and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will reduce such payments and benefits so that the Parachute Value of all benefits due to the Executive, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the “Required Reduction”).  The determinations with respect to this paragraph 12(a) shall be made by an independent auditor (the “Auditor”) paid by the Company.  The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed).  Notwithstanding any provision to the contrary in this Agreement or in any other applicable agreement or plan,  any reduction in payments required under this paragraph 12(a) shall be implemented as follows: first; by reducing any cash payments to be made to the Executive under paragraph 9(a)(i) and (iii) above; second; by reducing any other cash payments to be made to the Executive; third, by cancelling the acceleration of vesting any of the Executive’s outstanding  equity awards not subject to performance vesting, including, without limitation, the acceleration of vesting of any such awards pursuant to paragraph 9(a)(iv) below and fourth, by eliminating the Company’s payment of the cost of any post-termination continuation of medical or dental  benefits for the Executive and the Executive’s dependents.  In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(b)                                 It is possible that after the determinations and selections made pursuant to paragraph 12(a) the Executive will receive Total Payments that are, in the aggregate, either more or less than the limitations provided in paragraph 12(a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under paragraph 19 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by the Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(c)                                  All determinations made by the Auditor under this paragraph 12 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable following the event giving rise to the Total Payments, or such later date on which the Total Payments have been paid or a request under clause (z) of paragraph 12(b) has been made.

13.                               Restrictive Covenants.

(a)                                 The Executive agrees that while employed by the Company and for twelve (12) months immediately following a termination of employment for any reason, or for no reason, the Executive will not, without the prior written consent of the Company, directly or indirectly (i) solicit, encourage, or induce any Bats employee to terminate the Executive’s employment with Bats; (ii) hire or employ any person who is or, within the twelve (12) months before the proposed hire date, was a Bats employee or consultant; or (iii) solicit on behalf of any person or entity, any customer, supplier, investor or vendor of Bats for the purpose of engaging in a competitive business or diverting business from Bats.

(b)                                 The Executive agrees that while employed by the Company and for twelve (12) months immediately following a termination of employment for any reason, or for no reason, the Executive will not without the prior written consent of the Company directly or indirectly accept or begin employment with, or provide any direct or indirect material assistance to: (i) any company primarily engaged in the business of operating an exchange, facility, electronic communications network (“ECN”), alternative trading system (“ATS”), electronic foreign currency exchange market matching platform (“FX”) or multilateral trading facility (“MTF”), for the trading of equity and/or options securities; (ii) any full service broker dealer to the extent that the Executive’s primary area of responsibility will be the support of said broker-dealer’s ECN, ATS or FX business lines; or (iii) any company engaged in additional business lines developed and entered into by the Company while Executive is employed by the Company ((i), (ii), and (iii), collectively, “the Competing Businesses”); provided, however, that the foregoing will not prohibit the Executive from accepting or beginning employment with any company that, as part of its overall business model, engages in one or more of the Competing Businesses that are an immaterial part of that company’s overall business model, provided that the Executive (x) does not directly provide assistance to any of the Competing Businesses in the form of day-to-day responsibility for any aspect of the operation, supervision, compliance or regulation of any of the Competing Businesses or (y) provides only administrative, non-operational assistance to any such immaterial Competing Business.

(c)                                  The Executive agrees that, except as otherwise required by law, the Executive will not directly or indirectly disparage or denigrate Bats, or its business, operations, products, former or current officers, employees, directors or shareholders, services, policies, or procedures to any person, firm, corporation, governmental agency, or other entity.

(d)                                 The restrictions contained in paragraphs 13 and 14 are necessary for the protection of the business and goodwill of the Company, and the Executive agrees that the Executive considers them to be reasonable for such purpose.  The Executive further agrees that any breach of paragraphs 13 or 14 is likely to cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies as may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief and any requirement of the Company to post a bond.  In the event of a breach of paragraph 13 or 14, the Company will not have any obligation to provide the Executive with any unpaid portion of the Severance Payments.  In addition, the Executive agrees that, if the Executive violates any provisions of paragraph 13(a) or (b), the twelve (12) month period referenced in those subparagraphs will be extended by any period of time during which the Executive is in violation until the Executive’s period of compliance equals or exceeds, in the aggregate, the intended twelve (12) month period.

14.                               Confidential Information and Other Company Policies.

(a)                                 The Executive has been and will be given access to Confidential Information and will continue to develop relationships with customers of Bats.  Bats has made, and will continue to make, substantial investments in the development of their goodwill and in the professional development, training, and opportunities of the Executive.  The capital expended to develop this goodwill directly benefits the Executive, and other capital investments to be made by the Company or its affiliates to assist in the Executive’s professional development will confer a direct economic benefit on the Executive.  The Company and the Executive acknowledge and agree that the Company will provide the Executive with access to customers and Confidential Information as well as training related to the Company’s business.

(b)                                 All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company.  The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of the Executive’s employment or as soon thereafter as possible, all property belonging to Bats, including all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Bats or prepared by the Executive during the term of the Executive’s employment by the Company.

(c)                                  Subject to paragraph 16 of this Agreement, the Executive agrees that at all times during the Executive’s employment (except where such disclosure, use or publication is required and has been authorized in connection with the performance of the Executive’s duties for the Company) and at all times thereafter, the Executive will not disclose, use or publish any

Confidential Information unless and until such Confidential Information has become public knowledge without fault or involvement by the Executive.  Nothing contained in this paragraph 14 will prohibit the Executive from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.  In the event that the Executive is legally compelled to disclose any of the Confidential Information, the Executive will provide the Company with prompt written notice so that the Company, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If such protective order or other remedy is not obtained, or if the Company waives compliances with the provisions of this Agreement, the Executive will furnish only that portion of the Confidential Information that the Executive is advised by counsel is legally required to be disclosed.

(d)                                 The Executive shall sign and abide by the Company’s Code of Business Conduct and Ethics and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

15.                               Recovery Or Offset Of Payments.

Unless and to the extent the Executive consents in writing or as provided under this Agreement, the Company shall not be entitled to recover from, or to apply an offset against, any payment or benefit due or provided under this Agreement in order to recover any amount for which the Executive may be liable or for any other reason except to the extent the Executive is liable hereunder; provided, however, that this paragraph 15 shall not restrict or prohibit the Company from withholding any amount from payments or benefits due or provided hereunder to the extent previously authorized in writing or required by law, including, but not limited to, any taxes required to be withheld under federal, state, or local law.

16.                               Certain Exceptions.

(a)                                 Notwithstanding anything in this Agreement or in any other agreement between the Executive and the Company, or in any Company code of conduct, employee manual, confidentiality policy or similar document, the Executive has the right to:

(i)                                     report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

(ii)                                  cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

(iii)                               make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

(iv)                              respond truthfully to a valid subpoena.

(b)                                 In addition, the Company wants the Executive to be aware that:

(i)                                     (A) the Executive has the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which the Executive reasonably believes relates to a possible violation of law, (B) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act the Executive may have performed) and (C) it is unlawful for the Company to retaliate against the Executive for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;

(ii)                                  notwithstanding anything contained in this Agreement or otherwise, the Executive may, to the extent contemplated by paragraph 14 of this Agreement, disclose Confidential Information, including the existence and terms of any confidential agreements between the Executive and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;

(iii)                               the Company cannot require the Executive to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer the Executive any kind of inducement, including payment, to do so;

(iv)                              the Executive’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and

(v)                                 even if the Executive has participated in a possible violation of law, the Executive may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.

17.                               Governing Law; Venue; Enforceability; Legal Fees And Costs.

The provisions of this Agreement shall be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of New York (without regard to conflicts of laws provisions).  Any claim arising out of or relating to this Agreement shall be instituted in the United States District Court for the Southern District of New York, or if there is a lack of jurisdiction in such court, then a state court in New York State in that venue, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction and venue of such court(s). Each party shall be responsible for the costs and fees of its or the Executive’s counsel or other representative(s).

Should any provision hereof be deemed invalid, illegal or unenforceable by appropriate authority under the law of any applicable jurisdiction, the remainder of this Agreement shall not be in any way affected or impaired thereby and this Agreement shall continue as if such provision were omitted, unless such omission would substantially impair the rights or benefits of either party hereto.  Moreover, if any provision contained in this Agreement shall be held to be excessively broad as to scope, activity, subject, geography and duration, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

18.                               Litigation and Regulatory Cooperation.

During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for all the Executive’s reasonable attorney’s fees and costs associated with such efforts under this paragraph 18.  Notwithstanding the foregoing, the Executive’s obligations under this paragraph 18 shall not apply in the event of any dispute, claim or action between the Executive and the Company or if such cooperation would be adverse to the Executive’s legal interests.  Moreover, unless otherwise prohibited by law, the Executive agrees to notify the Company if the Executive is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within two business days of the time the Executive receives the request for assistance, testimony or information.  If the Executive is not legally permitted to provide such notice, the Executive agrees that the Executive shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this paragraph 18.

19.                               Arbitration

The Executive agrees that any dispute or controversy arising under or in connection with this Agreement shall be subject to binding arbitration.  The Executive agrees to arbitrate such disputes or controversies, and thereby agrees to waive any right to a trial by jury, including any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the New York State Labor Law, claims of harassment, discrimination or wrongful termination and any statutory claims.  Unless otherwise subject to arbitration pursuant to the FINRA Code of Arbitration Procedure as required under FINRA Rules, the Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services (“JAMS”), or its successor, pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures in New York, New York before a sole arbitrator who shall be a lawyer.  The Company shall be entitled to seek a restraining order, injunction, or other equitable relief, and expedited discovery necessary for the proceedings to obtain said equitable or injunctive relief, in order to prevent or cease any violation or continuation of any violation of the provisions of paragraphs 13 and 14 of this Agreement, and to obtain specific performance of said paragraphs.  The Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond larger than $500.  The Executive also agrees that waiver shall not be a defense to

Company’s invocation of the Agreement’s arbitration clause subsequent to any proceeding to obtain the equitable or injunctive relief described herein.  Further, for purposes of obtaining said equitable and injunctive relief, the Executive consents to the personal jurisdiction and venue of any New York State court or United States court located in New York, New York.  Judgment may be entered on the arbitration award in any court having jurisdiction.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The Company shall bear all administrative fees and expenses of the arbitration and each party shall bear its own counsel fees and expenses except as otherwise provided in this paragraph. If the Executive makes a claim against the Company relating to the performance of, or the rights and obligations of, the Company arising under, relating to or in connection with this Agreement (a “Covered Claim by the Executive”), the arbitrators shall award the Executive reasonable legal fees and expenses if the Executive prevails on one material Covered Claim by the Executive (as determined by the arbitrator). If a claim is made by the Company against the Executive relating to the performance of, or the rights and obligations of, the Executive arising under, relating to or in connection with this Agreement (a “Covered Claim by the Company”), the arbitrators shall award the Executive reasonable legal fees and expenses; provided that if such Covered Claim by the Company relates to the Executive’s performance or obligations under paragraphs 13 and 14, the arbitrators shall award the Executive legal fees and expenses only if the Company does not prevail on any Covered Claim by the Company relating to any such paragraph (as determined by the arbitrator).  Any reimbursement of reasonable legal fees and expenses required under this paragraph 19 and any reimbursement of expenses included in the Accrued Obligations payable to the Executive under paragraph 7 shall be made not later than the close of the Executive’s taxable year following the taxable year in which the Executive incurs the expense; provided, however, that, upon  the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six (6) months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.  In no event shall any reimbursement be made to the Executive for such fees and expenses incurred after the date that is ten (10) years after the date of the Executive’s termination of employment with the Company.

20.                               Amendment And Cancellation

If required by law or required to avoid adverse tax results to the Executive or adverse tax or accounting results to the Company (or other material adverse results to the Company due to changes in applicable law), this Agreement may be amended by the Company, in its sole discretion, in a manner reasonably intended to avoid such adverse result provided that, following such amendment, the Agreement provides the Executive with substantially similar benefits to the benefits provided the Executive prior to such amendment.  In all other circumstances, this Agreement may be amended or canceled only by mutual agreement of the Parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

21.                               Unfunded Agreement.

The separation payments and benefits paid under this Agreement shall be paid from the general assets of the Company and the Executive (including the Executive’s designated beneficiaries, heirs and successors to the extent applicable) shall be no more than unsecured general creditors of the Company, with no special or prior right, interest, or claim to any assets of the Company for any separation payments or benefits otherwise payable hereunder.

22.                               Successors; Binding Agreement; Other Agreements.

As of the Effective Date, (a) the Company shall assign this Agreement to the entity that as of the date hereof is named “Bats Global Markets Holdings, Inc.” (“Parent”) and (b) Parent shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. Following the Effective Date, all provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Parent; provided that Parent shall require its successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform it if no such succession or assignment had taken place.

23.                               Notices.

All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

Bats Global Markets, Inc.

8050 Marshall Drive, Suite 120

Lenexa, Kansas 66214

Attention:  Eric Swanson, General Counsel

Telephone: +1 (212) 378-5823

eswanson@bats.com

If to the Executive:

At the Executive’s address on file with the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

24.                               Entire Agreement.

This Agreement sets forth the entire agreement between the Parties as of the Effective Date, and fully supersedes all prior agreements, representations, negotiations, discussions, understandings and obligations of the Company to the Executive regarding its subject matter as of the Effective Date.  The Executive acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to the Executive in connection with the Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

IN WITNESS WHEREOF, on the date or dates indicated below, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Company Board, the Company have caused this Agreement to be executed in its name on its behalf, effective as of the Effective Date first above written.

Bats Global Markets, Inc.

By:

Date Signed:

Executive

Date Signed:

EXHIBIT A(1)

FORM OF RELEASE

This Release (this “Release”) is between Bats Global Markets, Inc. (the “Company” and together with its affiliates and subsidiaries, “Bats”) and              (“Executive”), pursuant to the attached Employment Agreement (the “Agreement”), on the date indicated below.

1.             Release.

(a)           In consideration of the Company’s obligations set forth in the  Agreement, including but not limited to the potential separation payments and benefits provided therein, Executive, on behalf of Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Bats, together with each of Bats’ divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future, and any of their predecessors and successors and each of their estates, heirs, family members and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, controversies, liabilities, liens, obligations, promises, agreements, causes of action, rights, costs, losses, damages, demands, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other capacity) by reason of any matter, fact, event, act, omission, conduct or cause whatsoever against Bats or any of the other Company Releasees from the beginning of time to the date upon which Executive signs this Release.  This release includes, without limitation, all rights or claims arising out of, or relating in any way to, Executive’s employment relationship, or the termination thereof, with the Company or any of the Company Releasees, any agreement, policy, understanding or promise, written or oral, formal or informal, between Executive and any Company Releasees or otherwise covering Executive, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)—(g) of the Dodd Frank Act, 7 U.S.C. § 26(a)—(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a director, employee, officer or manager of the Company, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof provided, however, that nothing in this Agreement shall release or impair (i) Executive’s right to receive benefits under the Company’s 401(k) or pension plans, if

(1)         Executive acknowledges that the Company may revise this Release to reflect changes in law so as to maximize the extent to which it is released from releasable matters.

any, that have accrued and vested prior to the date of the Agreement, (ii) any obligations of the Company arising under the terms of the Agreement, (iii) any rights for indemnification or contribution under the Company’s certificate of incorporation or by-laws, the laws of the State of Delaware or any rights to insurance coverage under any applicable directors’ and officers’ liability insurance policy or (iv) any rights that cannot be waived.  It is understood that this Release is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

(b)           Executive agrees, to the fullest extent permitted by law, that Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company Releasees based on any of the claims waived herein occurring up to and including the date of Executive’s signature.  Executive represents and warrants that Executive has not done so as of the effective date of this Release.  Notwithstanding the foregoing agreement, representation and warranty, if Executive violates any of the provisions of this paragraph, Executive agrees to indemnify and hold harmless the Company Releasees from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Executive from (i) enforcing the terms of the Agreement; (ii) challenging the knowing and voluntary nature of this Release; or (iii) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.  Executive further agrees to waive Executive’s right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

2.             Consultation with Attorney/Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this Release, (b) Executive has carefully read and fully understands all of the provisions of this Release, (c) Executive is entering into this Release knowingly, willingly, freely and voluntarily in exchange for good and valuable consideration, and (d) Executive has the full power, capacity and authority to enter into this Release, and has no physical or mental impairment that has interfered with Executive’s ability to read and understand the meaning of this Release.

3.             [Consideration and Revocation Period.  Executive acknowledges that Executive has been given at least [           ] calendar days to consider the terms of this Release.  Executive will have seven (7) calendar days from the date on which Executive signs this Release to revoke this Release.  Such revocation must be in writing and  faxed [        ], at facsimile number  [        ], and received no later than seven (7) calendar days after Executive signs and returns this Release to the Company.  In the event of revocation, this Release will be null and void in its entirety.  If not revoked, this Release shall become effective on the eighth (8th) calendar day after Executive signs this Release.  Executive fully understands that, by signing below, Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Company Releasees, including any rights and claims under the Age Discrimination in Employment Act.](2)

4.             No Admission of Wrongdoing.  Nothing herein is to be deemed to constitute an admission of wrongdoing by either party.

5.             Payment of Compensation; Reimbursement of Expenses.  Executive acknowledges that Executive has received payment in full for all services rendered in conjunction with Executive’s employment by the Company, including payment for all wages, bonuses, and accrued unused vacation time through the date of this Release.  Executive also acknowledges that Executive has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of Executive’s employment and that no other reimbursements are owed to Ex through the date of this Release Agreement, other than expenses recently submitted or to be submitted under the Company’s expense reimbursement policies (to a maximum of $        ) no later than     days after Executive’s employment ends.

6.             Additional Provisions.  Executive acknowledges and agrees that the following paragraphs of the Agreement are incorporated by reference into this Release as if fully set forth herein:  17 (Governing Law; Venue; Enforceability; Legal Fees And Costs); 20 (Amendment And Cancellation); 22 (Successors; Binding Agreement, Other Agreements); and 24 (Entire Agreement).

By signing this Release, Executive acknowledges that: (1) Executive has read this Release completely; (2) Executive has had an opportunity to consider the terms of this Release; (3) Executive has had the opportunity to consult with an attorney of Executive’s choosing prior to executing this Release to explain this Release and its consequences; (4) Executive knows that Executive is giving up important legal rights by signing this Release; (5) Executive has not relied on any representation or statement not set forth in this Release; (6) Executive understands and means everything that Executive has said in this Release, and Executive agrees to all its terms; and (7) Executive has signed this Release voluntarily and entirely of Executive’s own free will.

AGREED AND ACKNOWLEDGED:

Executive	Bats Global Markets, Inc.

Date:	Date:

(2)  NTD: Can be removed if under age 40.